Exhibit 10.29

CARDIOVASCULAR SYSTEMS, INC.

EXECUTIVE OFFICER SEVERANCE PLAN

Effective Date: June 28, 2010

I.	Introduction

This document is the Cardiovascular Systems, Inc. Executive Officer Severance Plan (the “Plan”). (Cardiovascular Systems, Inc. is referred to as “the Company” in this document.) The purpose of severance pay is to help ease the financial burden resulting from the Executive Officer’s loss of employment under certain circumstances.

II.	Eligibility for Severance Pay

An Executive Officer is eligible for Severance Pay when the Executive Officer’s loss of employment results from (i) the involuntary termination by the Company without Cause, or (ii) termination of employment due to a Reduction-in-Force. Such termination must also constitute a Separation from Service. In all cases, the Executive Officer must execute, return and not rescind a release of claims in a form supplied by and reasonably satisfactory to the Company.

III.	Definitions

A. Base Salary means the then-current annual base salary payable to the Executive Officer in effect on the date of the Executive Officer’s termination of employment; provided, however, that if an Eligible Officer is on an approved short-term disability leave or on designated leave pursuant to the Family and Medical Leave Act or other similar law, “Base Salary” shall mean such Executive Officer’s then-current annual base salary immediately preceding the inception of the leave. Base Salary shall not be reduced for any salary reduction contributions (i) to cash or deferred arrangements under Code Section 401(k), (ii) to a cafeteria plan under Code Section 125, or (iii) to a nonqualified deferred compensation plan. Base Salary shall not take into account or include any bonuses, reimbursed expenses, credits or benefits (including benefits under any plan of deferred compensation), or any additional cash compensation or compensation payable in a form other than cash.

B. Cause means (i) the Executive Officer’s neglect of any of his material duties or his failure to carry out reasonable directives from the Board of Directors or its designees; (ii) any willful or deliberate misconduct that is injurious to the Company; (iii) any statement, representation or warranty made to the Board or its designees by the Executive Officer that the Executive Officer knows is false or materially misleading; or (iv) the Executive Officer’s commission of a felony, whether or not against the Company and whether or not committed during the Executive Officer’s employment.

C. Change of Control means any of the following events occurring after the date of this Agreement:

(a)

A merger or consolidation to which the Company is a party if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation;

(b)	The acquisition of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company by any person or entity or by a group of associated persons or entities acting in concert in one or a series of transactions, which causes the aggregate beneficial ownership of such person, entity or group to equal or exceed twenty percent (20%) or more of the total combined voting power of all classes of the Company’s then issued and outstanding securities;

(c)	The sale of the properties and assets of the Company substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Company;

(d)	The stockholders of the Company approve any plan or proposal for the liquidation of the Company;

(e)	A change in the composition of the Board of the Company at any time during any consecutive twenty-four (24) month period such that the “Continuity Directors” no longer constitute at least a seventy percent (70%) majority of the Board. For purposes of this event, “Continuity Directors” means those members of the Board who were directors at the beginning of such consecutive twenty-four (24) month period and any directors whose election was unanimously approved by the directors serving at the beginning of such 24 month period; or

(f)	The Company enters into a letter of intent, an agreement in principle or a definitive agreement relating to an event described in Sections (a), (b), (c), (d) or (e) above that ultimately results in such a Change of Control, or a tender or exchange offer or proxy contest is commenced that ultimately results in an event described in Sections (b) or (e) above.

D. Code means the Internal Revenue Code of 1986, as amended.

E. Executive Officer means the senior executive officers or other corporate officers of the Company, as determined by the Compensation Committee of the Board of Directors.

F. Reduction-in-Force means a work force reduction, restructuring, or other cost containment or business decision involving the termination of employment of Company employees that is designated by the Compensation Committee of the Board of Directors, in its sole and absolute discretion, from time to time as a “Reduction-in-Force” which designation shall be binding for purposes of this Plan.

G. Separation from Service means the Executive Officer’s termination of employment with the Company other than death or disability. The Executive Officer shall not be deemed to have a Separation from Service while the Executive Officer is on military leave, sick leave or other bona fide leave of absence if the period of the leave does not exceed six (6) months or, if longer, the Executive Officer’s right to reemployment with the Company is provided either by statute or contract. If the period of leave exceeds six (6) months and the Executive Officer’s right to reemployment is not provided either by statute or contract, the Executive Officer shall be deemed to have a Separation from Service on the first day immediately following such six (6) month period. A termination of employment shall occur if, based on the facts and circumstances, the Executive Officer and the Company reasonably anticipate that no further services would be performed by the Executive Officer (whether as an employee or an independent contractor) after the termination date or that the level of the Executive Officer’s services would permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive Officer (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the period of time that the Executive Officer performed services for the Company, if less than 36 months). Such determination shall be made in accordance with Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder.

H. Severance Period means (i) for the Chief Executive Officer, eighteen (18) months, (ii) for the Chief Financial Officer, fifteen (15) months, and (iii) for all other Executive Officers, twelve (12) months.

IV.	Amount of Payment.

An Executive Officer who is eligible for severance benefits under this Plan shall receive salary continuation benefits until the earlier of (i) the end of the Executive Officer’s Severance Period, or (ii) the date the Executive Officer fails to comply with the provisions of any employment or other written agreement in effect between the Executive Officer and the Company that contains non-competition, confidentiality and/or non-solicitation provisions. The Executive Officer’s salary continuation benefit shall be calculated by the Company, in its sole and absolute discretion, by dividing the Executive Officer’s Base Salary by the number of regularly scheduled paydays on which the Executive Officer would have otherwise been paid during the year if a termination of employment had not occurred.

V.	Time of Payment

Salary continuation benefits shall commence on the next regularly scheduled payday coinciding with or immediately following the 60th day after the termination of the Executive Officer’s employment, provided that the Executive Officer has executed and submitted a release of claims in a form supplied by and reasonably satisfactory to the Company and the statutory rescission periods during which the Executive Officer is entitled to revoke such release have expired on or before that 60th day.

Notwithstanding the foregoing, if the Executive Officer is a “specified employee” as defined in Code Section 409A and the regulations, notices and other guidance of general applicability issued thereunder, then to the extent any amount payable pursuant to this Article IV is subject to and not otherwise exempt from the requirements of Code Section 409A, no payment of such amount shall be made before the first day of the seventh (7th) month period immediately following the date on which the Executive Officer experiences a Separation from Service, or if earlier, on the date of the Executive Officer’s death. Each amount that is paid to an Executive Officer pursuant to this Article IV shall be treated as a separate payment for purposes of Section 409A of the Code.

VI.	Effect on Other Benefits.

The Executive Officer shall receive payment for a pro rata portion of any performance bonus for which the performance period has not expired prior to his or her termination of employment, with such pro rata portion based on that portion of the performance period during which the Executive Officer was employed. Such pro rata bonus shall be determined after the end of the performance period, and shall be paid at the same time and in the same manner as provided under the Company’s bonus plan.

The Executive Officer will be paid for any accrued and unused vacation in accordance with the Company’s regular vacation policy, and this Plan does not affect payments made under that policy.

The Executive Officer will have the right to continue his or her medical, dental and/or life insurance benefits to the extent required by applicable federal or state law. If the Executive Officer timely elects to continue such coverage, the Company will pay its ordinary share of the premiums for such coverage during the Severance Period, provided that the Executive Officer timely pays his or her share of the premiums, if any. If continuation of such coverage remains available after under applicable federal or state law after the Severance Period, the Executive Officer will be required to timely pay the full cost of the premiums for such coverage.

Upon the Executive Officer’s termination of employment, the Compensation Committee of the Board of Directors shall take any action that may be required under the terms of the Company’s 2007 Equity Incentive Plan to (i) accelerate the vesting of that portion of any outstanding stock options, restricted stock awards, restricted stock unit awards or other equity awards previously granted to the Executive Officer that would have vested within the 12-month period immediately following the Executive Officer’s termination of employment, (ii) permit any outstanding stock options to remain exerciseable for 180 days following the Executive Officer’s termination of employment, and (iii) provide that, if the Executive Officer breaches any noncompetition, nondisparagement or nonsolicitation provisions of any employment or other written agreement in effect between the Executive Officer and the Company, the Executive Officer shall immediately forfeit any and all rights in any outstanding equity awards and shall immediately forfeit any shares of the Company’s Common Stock that the Executive Officer previously received under such equity awards. Notwithstanding the foregoing, if any such equity awards are intended to be qualified performance-based awards under Code Section 162(m), the vesting of such awards shall be accelerated only if and to the extent permitted by Code Section 162(m) and the regulations issued thereunder.

All other Company-provided benefits (for example, any other paid leave, disability insurance coverage, etc.) will end on the Executive Officer’s termination date.

VII.	Right to Terminate.

The Company reserves the right to change this Plan at any time to any extent and in any manner that it may deem advisable. While the Company expects this Plan to continue, the Company further reserves the right to terminate the Plan at any time. Further, the Company specifically reserves the right to amend this Plan without any Executive Officer’s consent to the extent necessary or desirable to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general application issued thereunder, and with any other applicable federal or state law. Notwithstanding the foregoing, the Company shall not amend or terminate this plan in any manner that diminishes the benefits paid hereunder: (i) within twelve (12) months after a Change of Control, (ii) if such amendment or termination was requested by a party (other than the Board of Directors of the Company) that had previously taken other steps reasonably calculated to result in a Change of Control and that ultimately results in a Change of Control, or (iii) if such amendment or termination arose in connection with or in anticipation of a Change of Control that ultimately occurs.

VIII.	General Plan Provisions

A. Withholding. The Company shall be entitled to deduct from all payments or benefits provided for under this Plan any federal, state or local income and employment taxes required by law to be withheld with respect to such payments or benefits.

B. No Employment Rights. Participation in the Plan does not give an Executive Officer any rights to continuing employment with the Company.

C. Successors and Assigns. An Executive Officer’s rights under this Plan shall inure to the benefit of and shall be enforceable by the Executive Officer, his or her heirs and the personal representative of his or her estate. Except as otherwise provided, this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns. The Company shall not be a party to any Change of Control unless and until its obligations under the Plan shall be expressly assumed by any successor or successors or otherwise continued as required by Section VII.

D. Notices. Notices and all other communications required under the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid. Any such notice or other communication provided to the Company shall be sent to the address of the Agent for Service of Legal Process set forth below, or to such other address as the Company may have furnished in writing. Any such notice or other communication provided to an Executive Officer shall be addressed to the last-known address which the Company has on file for such Executive Officer.

E. No Assignments. Benefits under the Plan cannot be assigned, transferred or sold to anyone else. Benefits also cannot be used as collateral for loans or pledged in payment of debts, contracts or any other liability.

F. Superseding Effect. This Plan replaces any and all severance pay plans, policies or practices, written or unwritten, that the Company may have had in effect for its Executive Officers from time to time prior to the Effective Date. Notwithstanding the foregoing, nothing in this Plan shall adversely affect the rights an Executive Officer may have to severance payments under any employment or other written agreement executed by and between the Company and the Executive Officer (hereinafter referred to as a “Severance Agreement”); provided, however, that in the event the Executive Officer is entitled to and is receiving severance benefits under his Severance Agreement, the Executive Officer shall receive the severance benefits under his Severance Agreement first, and then shall be eligible for benefits under this Plan, but only to the extent such benefits are not duplicative of the benefits previously paid pursuant to such Severance Agreement, with the maximum severance benefits payable to such Eligible Officer under both the Plan and the Severance Agreement equal to the maximum aggregate benefit payable to the Executive Officer under this Plan.

G. Governing Law. To the extent not preempted by ERISA, the validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Minnesota, without reference to principles of conflict of law.

IX.	Additional Information Regarding This Plan

Plan Sponsor/ Plan Administrator.	Cardiovascular Systems, Inc.
651 Campus Drive
St. Paul, MN 55112
(651) 259-1600

Employer Identification Number.	411698056

Plan Number.	5

Plan Year.	January 1 through December 31

Type of Plan.	Welfare benefit plan providing severance benefits to certain officers

Type of Administration.	The Plan is administered by the Plan Administrator.

Claims Administrator.	Cardiovascular Systems, Inc.

Agent for Service of Legal Process.	Cardiovascular Systems, Inc.

Funding.	The Plan is funded through the general assets of the Company.

Administrator Discretion.	The Plan Administrator has discretionary authority to interpret, apply and enforce all provisions of the Plan, for example: determining an Executive Officer’s eligibility to participate in the Plan, an Executive Officer’s base pay, whether an Executive Officer is entitled to severance pay and the amount of any such payment.

X.	Claims Procedures

If an Executive Officer does not agree with the way his or her claim for benefits has been handled, the Executive Officer may object in writing during the 30-day period after the date payment of benefits is to begin, or would begin if any benefits were payable. The Executive Officer’s authorized representative may also object on the Executive Officer’s behalf, subject to any documentation required by the Company to verify that such representative has that authority.

The Company must respond to the Executive Officer’s written objection. That response must be in writing and must be provided to the Executive Officer during the 90-day period following the Company’s receipt of the written objection. However, if special circumstances require an extension of the time period for the Company to make a decision, the Company will, within the initial 90-day period, notify the Executive Officer of those circumstances and the date by which the Company expects to make its decision. In no event will the Company have longer than 180 days from the receipt of the Executive Officer’s written objection to make its decision. The Company will issue a written explanation of its decision, which must:

•	State the reason(s) why the Executive Officer’s claim for benefits was denied;

•	Specifically refer to any plan provisions that formed the basis for the Company’s decision;

•	Describe any additional material or information necessary for the Executive Officer to perfect his or her claim and why that material or information is necessary; and

•

Describe the procedures the Executive Officer must follow to have his or her claim reviewed further, including the Executive Officer’s right to bring a civil action under ERISA in the event of an adverse decision.

If an Executive Officer disagrees with the Company’s decision, the Executive Officer may request an appeal by filing a written application for review with the Company within the 60-day period following the Executive Officer’s receipt of the notice of denial of his or her original claim. The Executive Officer will be entitled to review any applicable documents or other records, to request copies of such documents or other records without charge, and to submit written comments, documents or other materials relating to his or her claim for benefits. The Company must provide the Executive Officer with a decision on his or her appeal within 60 days following receipt of the Executive Officer’s written request. However, if special circumstances require an extension of the time period for the Company to make a decision, the Company will, within the initial 60-day period, notify the Executive Officer of those circumstances and the date by which the Company expects to make its decision. In no event will the Company have longer than 120 days to make its decision. The Company will issue a written explanation of its decision, which will be considered final. That explanation must:

•	State the reason(s) why the Executive Officer’s claim for benefits was denied;

•	Specifically refer to any plan provisions that formed the basis for the Company’s decision;

•	Inform the Executive Officer that he or she may have reasonable access to all documents, records and other materials relevant to his or her claim, and may request copies at no charge; and

•	Inform the Executive Officer of his or her right to bring a civil action under ERISA.

If an Executive Officer does not give proper notice or otherwise follow the rules for filing and reviewing claims under the Plan, the Executive Officer and/or the Executive Officer’s beneficiary may not be able to take further legal action, including arbitration, to contest any decision made under the Plan with respect to the Executive Officer’s benefits.

XI.	ERISA Rights

Federal law requires the Company to provide to employees a “Statement of ERISA Rights” set forth in federal regulations. That statement, which follows, describes some of the Executive Officers’ rights under federal law with respect to the Plan.

As a participant in the Plan, Executive Officers are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

(a)	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Severance Pay Plan, including insurance contracts and collective bargaining agreements, if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b)	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Severance Pay Plan, including insurance contracts and collective bargaining agreements, if any, and updated summary plan description. The Administrator may make a reasonable charge for the copies.

(c)	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of documents and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries do not administer the Plan in accordance with its terms, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Severance Pay Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.